EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President and CFO Alex Haddock Senior Vice President

News For Immediate Release

EAGLE MATERIALS ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2026 RESULTS

Achieved Record Annual Revenue

Advanced Organic Growth Initiatives

Enhanced Capital Structure to Support Continued Growth and Disciplined Capital Allocation

DALLAS, TX (May 19, 2026) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2026 and the fiscal fourth quarter ended March 31, 2026. Notable items for the fiscal year and quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter, as applicable.)

Full Year Fiscal 2026 Highlights

•	Record Revenue of $2.3 billion, up 2%

•	Net Earnings of $423.8 million, down 9%

•	Net earnings per diluted share of $13.16, down 4%

•	Adjusted EBITDA of $774.5 million, down 5%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased approximately 1.7 million shares of Eagle’s common stock for $382 million

Fourth Quarter Fiscal 2026 Highlights

•	Record Revenue of $479.1 million, up 2%

•	Net earnings of $60.2 million, down 10%

•	Net earnings per diluted share of $1.91, down 5%

•	Adjusted EBITDA of $136.1 million, down 4%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased approximately 338,000 shares of Eagle’s common stock for $71.5 million

Commenting on the annual results, Michael Haack, President and CEO, said, “Amid geopolitical uncertainty and ongoing fiscal and trade policy disruptions, our combined businesses delivered strong financial, operational, and strategic performance in fiscal 2026. We generated record revenue of $2.3 billion, gross profit margin of 28.3%, and operating cash flow of $614 million. Our Cement sales volume was up 8%, and our organic Aggregates sales volume increased 24%, supported by continued growth in public construction activity and large private non-residential projects, as well as more typical weather patterns. While continuing to invest in our plant network and employee health and safety, we returned $414 million of cash to shareholders through share repurchases and dividends and strengthened our balance sheet with a debt issuance that enhances our debt maturity schedule, increases our liquidity, and aligns our capital structure with the long-term investments we are making in our asset network. We ended the year with debt of $1.8 billion, net debt of $1.5 billion, and a net leverage ratio (net debt to Adjusted EBITDA) of 1.9x, giving us substantial financial flexibility that supports disciplined, value-enhancing capital allocation and long-term growth.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt as described in Attachment 6).

“Employee health, safety, and environmental stewardship remain paramount priorities, and I am proud that our team continues to advance our leadership in these areas. In fiscal 2026, hazard observation reporting improved by 24%, and remains our most valuable leading indicator for preventing incidents. As always, we continue to strive for zero safety incidents.

“On the strategic front, we made significant progress modernizing our Laramie, Wyoming Cement plant and our Duke, Oklahoma Gypsum Wallboard plant. We are approximately 60% complete with the Mountain Cement plant modernization and expect commissioning of the new kiln line to begin in late calendar 2026. Construction on the Duke, Oklahoma wallboard plant modernization started in the fall of 2025, and we expect to commission the new wallboard line in the second half of calendar 2027. These investments are expected to increase the capacity of both plants, reduce operating costs, and enhance production flexibility and reliability, thereby strengthening our competitive position.

Mr. Haack concluded, “While evolving geopolitical, trade and fiscal-policy conditions create some near-term uncertainty in the demand outlook for our products, we remain resolute in our focus and committed to positioning Eagle for sustained performance across economic cycles. We have a long track record of navigating challenging market conditions, and I am confident that our strong market positions, solid capital structure, and ongoing disciplined investment in our people and assets position us for continued success over the long term.”

Capital Allocation Priorities

Eagle maintains a disciplined capital allocation process to enhance shareholder value. Our allocation priorities remain: 1. Investing in growth opportunities that are consistent with our strategic priorities and meet our strict financial return standards; 2. Making operating capital investments to maintain and strengthen our low-cost producer position; and 3. Returning excess cash to shareholders, primarily through our share repurchase program.

Over the past five fiscal years, we have invested $388.4 million in acquisitions, $905.0 million in organic capital expenditures, and $2.2 billion in share repurchases and dividends.

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Fiscal 2026 revenue in the Heavy Materials sector, which includes Cement and Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was up 10% to $1.6 billion, and annual operating earnings also increased 10%, to $341.2 million. Both increases were due primarily to higher Cement and Aggregates sales volume and the contribution from the acquired aggregates businesses in Western Pennsylvania and Northern Kentucky during the prior year. The sales volume increases were driven by continued strength in public infrastructure construction activity as well as increased construction activity in certain areas of private non-residential construction.

Fiscal 2026 Cement revenue, including Joint Venture and intersegment revenue, was up 8% to $1.3 billion, and Cement operating earnings increased 3% to $328.3 million. These increases reflect higher Cement sales volume, partially offset by lower net sales prices. Annual Cement sales volume was up 8% to 7.5 million tons, while the average annual net Cement sales price for the year decreased 1% to $155.18 per ton.

Fourth quarter Cement revenue, including Joint Venture and intersegment revenue, was up 15% to $245.7 million, reflecting higher sales volume, partially offset by lower Cement sales prices. Operating earnings increased 31% to $36.1 million, reflecting higher sales volume and lower operating costs, namely maintenance costs, partially offset by lower net sales prices.

Fourth quarter Cement sales volume was up 15% to 1.4 million tons. The average net Cement sales price for the quarter decreased 2% to $153.99 per ton.

Fiscal 2026 Concrete and Aggregates revenue increased 19% to $283.3 million, as a result of higher sales volume and $30.6 million of revenue from the acquired aggregates businesses. Excluding the contribution from the recently acquired businesses, Aggregates revenue increased 6%, and sales volume was up 24%. Concrete and Aggregates operating earnings was $12.9 million in fiscal 2026.

Fourth quarter Concrete and Aggregates revenue was $58.9 million, an increase of 8%, primarily driven by higher Aggregates sales volume. Concrete and Aggregates reported a fourth quarter operating loss of $2.6 million, compared with a loss of $9.4 million in the prior-year fourth quarter. The current quarter operating loss primarily reflects normal seasonal trends in the business, which resulted in lower demand and reduced operating leverage. The prior year’s fourth quarter operating loss included $1.9 million of acquisition-related expenses.

Light Materials: Gypsum Wallboard and Recycled Paperboard

Fiscal 2026 revenue in the Light Materials sector, which includes Gypsum Wallboard and Recycled Paperboard, decreased 9% to $881.4 million, as a result of lower Gypsum Wallboard sales volume and prices. Gypsum Wallboard annual sales volume was 2.8 billion square feet (BSF), down 7% from the prior year because of continued softness in residential construction, and the average net sales price was down 4% to $226.08 per MSF. Recycled Paperboard annual sales volume was down 3% to 341,000 tons.

Fiscal 2026 Light Materials operating earnings were $331.4 million, a decrease of 15%, resulting principally from lower Gypsum Wallboard sales volume and net sales prices.

Fourth quarter Light Materials revenue declined 9% to $214.6 million, reflecting lower Gypsum Wallboard sales volume, which decreased 4% to 690 million square feet (MMSF), while the average net sales price was down 8% to $213.27 per MSF. Sequentially, the Gypsum Wallboard net sales price was down approximately $12 per msf, approximately $2 of which was associated with higher freight costs in the fourth quarter.

Recycled Paperboard sales volume for the quarter was up 5% to 88,000 tons. The average Recycled Paperboard net sales price for the fourth quarter was $587.33 per ton, down 1%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Fourth quarter operating earnings in the sector were $78.3 million, a decrease of 14%, reflecting lower Gypsum Wallboard sales volume and net sales prices.

Corporate General and Administrative Expenses

Fiscal 2026 Corporate General and Administrative Expenses increased by approximately 21%, primarily because of $4.8 million in costs for technology upgrades, and $7.8 million of compensation related costs.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the Consolidated Statement of Earnings. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads, highways, and residential, commercial and industrial structures across America. Headquartered in Dallas, Texas, Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Tuesday, May 19, 2026. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; interruptions in our supply chain; difficulties or obstacles encountered in executing capacity expansion or improvement projects, including the inability to execute or complete such projects on time and within budget or to realize expected efficiency gains or costs savings from such projects; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); changes in trade policy, including tariffs and the effects of any increases in tariffs on our business, including increases in cost of inputs used in our facility expansion and modernization projects; possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and increases in interest rates (including mortgage rates) or the continuation of high levels of interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Business Segment

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Business Segment

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
Revenue	$479,106	$470,175	$2,308,658	$2,260,508
Cost of Goods Sold	372,780	365,563	1,656,115	1,587,371

Gross Profit	106,326	104,612	652,543	673,137
Equity in Earnings of Unconsolidated JV	5,456	4,417	19,989	26,396
Corporate General and Administrative Expenses	(23,073)	(19,596)	(89,182)	(73,942)
Other Non-Operating Income	1,379	1,632	5,108	6,420

Earnings Before Interest and Income Taxes	90,088	91,065	588,458	632,011
Interest Expense, net	(11,692)	(10,067)	(46,482)	(40,526)

Earnings Before Income Taxes	78,396	80,998	541,976	591,485
Income Tax Expense	(18,235)	(14,518)	(118,167)	(128,069)

Net Earnings	$60,161	$66,480	$423,809	$463,416

NET EARNINGS PER SHARE
Basic	$1.92	$2.01	$13.24	$13.88

Diluted	$1.91	$2.00	$13.16	$13.77

AVERAGE SHARES OUTSTANDING
Basic	31,303,963	33,025,648	32,014,721	33,378,050

Diluted	31,477,955	33,264,197	32,193,791	33,646,395

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$205,556	$180,587	$1,144,031	$1,053,620
Concrete and Aggregates	58,914	54,350	283,275	237,723

	264,470	234,937	1,427,306	1,291,343
Light Materials:
Gypsum Wallboard	183,621	204,205	764,493	846,499
Recycled Paperboard	31,015	31,033	116,859	122,666

	214,636	235,238	881,352	969,165

Total Revenue	$479,106	$470,175	$2,308,658	$2,260,508

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$30,649	$23,218	$308,317	$293,060
Cement (Joint Venture)	5,456	4,417	19,989	26,396
Concrete and Aggregates	(2,615)	(9,353)	12,864	(8,765)

	33,490	18,282	341,170	310,691
Light Materials:
Gypsum Wallboard	65,526	80,254	286,831	350,764
Recycled Paperboard	12,766	10,493	44,531	38,078

	78,292	90,747	331,362	388,842

Sub-total	111,782	109,029	672,532	699,533
Corporate General and Administrative Expense	(23,073)	(19,596)	(89,182)	(73,942)
Other Non-Operating Income	1,379	1,632	5,108	6,420

Earnings Before Interest and Income Taxes	$90,088	$91,065	$588,458	$632,011

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2026	2025	Change	2026	2025	Change
Cement (M Tons):
Wholly Owned	1,227	1,081	+14%	6,770	6,237	+9%
Joint Venture	194	158	+23%	701	675	+4%

	1,421	1,239	+15%	7,471	6,912	+8%
Concrete (M Cubic Yards)	265	246	+8%	1,232	1,235	0%
Aggregates (M Tons)	1,239	1,183	+5%	6,567	3,854	+70%
Gypsum Wallboard (MMSFs)	690	722	-4%	2,759	2,968	-7%
Recycled Paperboard (M Tons):
Internal	34	31	+10%	136	142	-4%
External	54	53	+2%	205	208	-1%

	88	84	+5%	341	350	-3%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2026	2025	Change	2026	2025	Change
Cement (Ton)	$153.99	$157.62	-2%	$155.18	$156.67	-1%
Concrete (Cubic Yard)	$155.56	$148.56	+5%	$153.18	$148.48	+3%
Aggregates (Ton)	$14.17	$13.83	+2%	$14.23	$13.09	+9%
Gypsum Wallboard (MSF)	$213.27	$231.54	-8%	$226.08	$236.04	-4%
Recycled Paperboard (Ton)	$587.33	$595.69	-1%	$584.77	$604.02	-3%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue (dollars in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
Intersegment Revenue:
Cement	$7,785	$7,051	$36,011	$36,799
Concrete and Aggregates	3,699	1,775	16,229	13,913
Recycled Paperboard	20,662	19,516	82,356	89,058

	$32,146	$28,342	$134,596	$139,770

Cement Revenue:
Wholly Owned	$205,556	$180,587	$1,144,031	$1,053,620
Joint Venture	32,380	26,382	119,341	110,943

	$237,936	$206,969	$1,263,372	$1,164,563

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2026	2025
ASSETS
Current Assets –
Cash and Cash Equivalents	$297,920	$20,401
Accounts and Notes Receivable, net	228,573	212,332
Inventories	408,391	415,175
Federal Income Tax Receivable	7,536	10,020
Prepaid and Other Assets	8,469	10,729

Total Current Assets	950,889	668,657

Property, Plant and Equipment, net	2,064,622	1,792,982
Investments in Joint Venture	160,078	140,089
Operating Lease Right-of-Use Assets	29,346	29,313
Goodwill and Intangibles	585,443	595,752
Other Assets	51,866	37,795

	$3,842,244	$3,264,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$138,884	$129,895
Accrued Liabilities	102,127	96,077
Current Portion of Long-Term Debt	15,000	15,000
Current Lease Liabilities	4,144	4,032

Total Current Liabilities	260,155	245,004

Long-Term Liabilities	99,518	99,626
Bank Credit Facility	—	200,000
Bank Term Loan	266,250	281,250
2.500% Senior Unsecured Notes due 2031	743,334	742,066
5.000% Senior Unsecured Notes due 2036	735,497	—
Deferred Income Taxes	262,662	239,942
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 31,227,012 and 32,973,121 Shares, respectively.	312	330
Capital in Excess of Par Value	—	—
Accumulated Other Comprehensive Losses	(4,404)	(3,125)
Retained Earnings	1,478,920	1,459,495

Total Stockholders’ Equity	1,474,828	1,456,700

	$3,842,244	$3,264,588

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

The following table presents depreciation, depletion and amortization by business segment for the quarters and fiscal years ended March 31, 2026 and 2025:

	Depreciation, Depletion and Amortization
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
Cement	$24,149	$22,964	$94,380	$91,817
Concrete and Aggregates	7,232	8,173	28,159	23,247
Gypsum Wallboard	5,214	6,469	23,890	25,807
Recycled Paperboard	2,337	3,700	13,210	14,782
Corporate and Other	1,571	935	5,107	3,249

	$40,503	$42,241	$164,746	$158,902

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and fiscal years ended March 31, 2026 and 2025:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
Net Earnings, as reported	$60,161	$66,480	$423,809	$463,416
Income Tax Expense	18,235	14,518	118,167	128,069
Interest Expense	11,692	10,067	46,482	40,526
Depreciation, Depletion and Amortization	40,503	42,241	164,746	158,902

EBITDA	$130,591	$133,306	$753,204	$790,913
Acquisition accounting and related expenses [1]	—	3,359	—	6,318
Litigation Loss	—	—	—	700
Stock-based Compensation	5,462	4,522	21,266	18,743

Adjusted EBITDA	$136,053	$141,187	$774,470	$816,674

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Fiscal Year Ended March 31,
	2026	2025
Total debt, excluding debt issuance costs	$1,781,250	$1,246,250
Cash and cash equivalents	297,920	20,401

Net Debt	$1,483,330	$1,225,849
Adjusted EBITDA	774,470	816,674

Net Debt to Adjusted EBITDA	1.9x	1.5x